EXHIBIT 11

                                 BAREFOOT INC.
                    COMPUTATION OF EARNINGS PER COMMON AND
                            COMMON EQUIVALENT SHARE


                                                   THREE MONTHS ENDED MARCH 31,
                                                     1996               1995
                                                   ----------------------------

Net loss ...................................     $ (3,229,556)     $ (2,703,742)

SHARES-PRIMARY:
  Weighted average number
    of shares outstanding during
    the period .............................       14,774,375        16,672,307
  Shares issuable upon the
    exercise of stock options
    and warrants less shares
    repurchasable from the proceeds ........               -*                -*
  Common and common
     equivalent shares outstanding .........       14,774,375        16,672,307
- - --------------------------------------------     ------------      ------------

NET LOSS PER SHARE, PRIMARY ................     $       (.22)     $       (.16)
                                                 ------------      ------------



* Not included in loss periods due to anti-dilutive effect on per share loss

                                     -17-